Pursuant to Rule 424(b)(3)
Registration Number 333-119468

PROSPECTUS SUPPLEMENT NUMBER TWO

(TO PROSPECTUS DATED AUGUST 4, 2005)

19,165,088 Shares

INYX, INC.

COMMON STOCK

This prospectus supplement supplements the prospectus dated August 4, 2005 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 19,165,088 shares of our common stock. This prospectus supplement includes our Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission on August 29, and September 7, 13 and 14, 2005.

The information contained in such Current Reports was current as of the date of such reports. This prospectus supplement should be read in conjunction with the prospectus dated August 4, 2005, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated August 4, 2005, including any supplements or amendments thereto.

Investing in the shares involves risks. See “Risk Factors” beginning on page 5 of the prospectus dated August 4, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement, which is part of the Prospectus dated August 4, 2005, does not contain all the information included in the referenced  Reports on Form 8-K. For further information please refer to those reports and the exhibits filed with them. The referenced reports summarize the material provisions of contracts and other documents to which we refer you. Since the reports may not contain all the information that you may find important, you should review the full text of those documents for a complete understanding of the document or the matter involved. We have included copies of those documents as exhibits to those reports and each statement in the reports regarding any such document is qualified in its entirety by reference to the actual document. Copies of those documents may be obtained from the Commission at www.sec.gov and are available on our website at www.inyxinc.com.

The date of this prospectus supplement is September 15, 2005.

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2005

INYX, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-83152	75-2870720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Third Avenue, 40th Floor, New York, NY 10022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Definitive Material Agreement

On August 25, 2005, Inyx, Inc. (the “Company”) announced the execution of an Agreement for the Sale and Purchase of the entire Issued Share Capital of Celltech Manufacturing Services Limited (the “Share Purchase Agreement”), by and among the Company, UCB Pharma Limited (“UCB”) and Inyx Europe Limited (“Inyx Europe”), a wholly-owned subsidiary of the Company. Pursuant to the Share Purchase Agreement, Inyx Europe will purchase all of the outstanding ordinary shares (the “Shares”) of Celltech Manufacturing Services Limited (“Celltech”). A copy of the press release regarding the execution of the Share Purchase Agreement is filed as Exhibit 99.1 hereto.

After the purchase, Celltech will be a wholly-owned subsidiary of Inyx Europe. Celltech has over 50 years of experience in pharmaceutical development and manufacturing, and today produces a portfolio of branded and non-branded products for UCB and a number of third parties. Celltech operates a 152,000-square foot cGMP (current Good Manufacturing Practice) plant on a 7.3-acre site in Ashton, near Manchester, England and is close to Inyx Pharma Limited’s (a Company subsidiary) U.K. plant in Runcorn, Cheshire. The Celltech facility is approved to produce pharmaceuticals, including solid dose, sterile and dry powder inhaler products, for the United Kingdom, Europe and Asia. Celltech currently has approximately 300 employees at the Ashton site.

The Share Purchase Agreement

Pursuant to the Share Purchase Agreement, Inyx Europe will purchase the Shares for an aggregate purchase price of €27,500,000 (the “Purchase Price”). The Purchase Price is payable in installments, consisting of €19,000,000 payable at the closing of the transaction, and the balance payable during the following 12 months. The Share Purchase Agreement provides that the Company will guarantee Inyx Europe’s obligations under the Share Purchase Agreement. The parties made customary representations, warranties and covenants in the Share Purchase Agreement and consummation of the transaction is subject to customary closing conditions.

In connection with the closing of the transaction, Inyx Europe and Celltech will enter into a Loan and Security Agreement with Westernbank Puerto Rico (“Westernbank”), pursuant to which Westernbank will provide a revolving credit line of up to $US 11,700,000, and four term notes in the aggregate amount of up to $US 24,800,000, to fund the acquisition and to provide working capital to Inyx Europe and Celltech after the transaction.

Item 7.01 Regulation FD Disclosure

The press release filed as Exhibit 99.1 hereto is being furnished, and shall not be deemed to be “filed”, with the SEC. Such exhibit shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 9.01. Financial Exhibits, Pro Forma Financial Information and Exhibits.

99.1 Press Release dated August 26, 2005.

Safe Harbor

Statements about the Company’s future expectations and all other statements in this Current Report on Form 8-K, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by, and information currently available to, the Company or its management. When used in this document, the words “anticipate,”“estimate,”“expect," “intend,”“plans,”“projects,” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

Dated: August 29, 2005	By:	/s/ Jack Kachkar
Jack Kachkar
Chairman and CEO

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

INYX, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-83152	75-2870720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Third Avenue, 40th Floor, New York, NY 10022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Definitive Material Agreement

On August 31, 2005, Inyx, Inc. (the “Company”) announced the completion by its wholly-owned subsidiary, Inyx Europe Limited (“Inyx Europe”), a corporation formed under the laws of England and Wales, of the purchase all of the outstanding ordinary shares (the “Shares”) of Celltech Manufacturing Services Limited (“Celltech”), pursuant to an Agreement for the Sale and Purchase of the entire Issued Share Capital of Celltech Manufacturing Services Limited (the “Share Purchase Agreement”), dated August 25, 2005 by and among the Company, UCB Pharma Limited (“UCB”) and Inyx Europe. A copy of the Share Purchase Agreement is filed as Exhibit 2.1 hereto.

After the purchase, Celltech will become known as Ashton Pharmaceuticals (“Ashton”) and will be a wholly-owned subsidiary of Inyx Europe. Ashton has over 50 years of experience in pharmaceutical development and manufacturing, and today produces a portfolio of branded and non-branded products for UCB and a number of third parties. Celltech operates a 152,000-square foot cGMP (current Good Manufacturing Practice) plant on a 7.3-acre site in Ashton, near Manchester, England and close to Inyx Pharma Limited’s (a Company subsidiary) U.K. plant in Runcorn, Cheshire. The Celltech facility is approved to produce pharmaceuticals, including solid dose, sterile and dry powder inhaler products, for the United Kingdom, Europe and Asia. Celltech currently has approximately 300 employees at the Ashton site.

A description of the Share Purchase Agreement was previously filed with the SEC on a Form 8-K on August 29, 2005. A copy of the press release regarding the closing of the transaction is filed as Exhibit 99.1 hereto.

The Share Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Celltech. The Share Purchase Agreement contains representations and warranties each of the Company and Celltech made to the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Share Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and/or creates exceptions to the representations and warranties set forth in the Share Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Agreements with Westernbank Puerto Rico

In connection with the closing of the transaction, Inyx Europe and Ashton entered into a Loan and Security Agreement, dated August 30, 2005 (the “Loan Agreement”), with Westernbank Puerto Rico (“Westernbank”). Westernbank provided Ashton a revolving credit line of up to $US 11,700,000 (the “Revolving Loan”) and term loans to Inyx Europe in the aggregate amount of $US 24,800,000, pursuant to four promissory notes, each dated August 30, 2005 (the “Term Notes,” and together with the Revolving Loan, the “Loans”). All of the Term Notes mature on March 31, 2008. Three of the Term Notes bear interest at the Prime Rate + 2%. The fourth Term Note bears interest at the rate of 15% per annum and is subject to mandatory prepayments beginning January 1, 2006, which payments will be equal to the greater of (1) 50% of Inyx Europe’s and Ashton’s “Excess Cash Flow” or (2) the average amount of their “Excess Availability” (as each such term is defined in the Loan Agreement). Payment of the amounts due under the Term Notes accelerates upon the occurrence of an Event of Default (as defined in the Loan Agreement). A copy of the Loan Agreement is filed as Exhibit 10.1 hereto. Copies of the Term Notes are filed as Exhibits 10.2, 10.3, 10.4 and 10.5 hereto.

The Loans are secured by all of the assets of the Company and certain of its subsidiaries and of Inyx Europe and Ashton, and are guaranteed by those parties pursuant to a Guarantor General Security Agreement (the “Security Agreement”). In addition, the Company has pledged the stock of Inyx Europe, and Inyx Europe has pledged the stock of Ashton to Westernbank, as part of the collateral for the Loans, in each case pursuant to a Pledge and Security Agreement (the “Pledge Agreement”). The Security Agreement is filed as Exhibit 10.6 and Pledge Agreement is filed as Exhibit 10.7 hereto.

Manufacturing and Services Agreements

In connection with the transactions, the Company, UCB and Ashton entered into a Long Term Services Agreement and a Contract Manufacture Agreement, pursuant to which, among other things (1) Ashton will provide certain product support services to the UCB, and (2) Ashton will manufacture certain product support products for UCB. Copies of the Long Term Services Agreement and the Contract Manufacture Agreement are filed as Exhibits 10.8 and 10.9 hereto.

Item 2.01 Completion of Acquisition or Disposition of Assets

The disclosure in the first paragraph of Item 1.01 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 1.01 under the heading “Agreements with Westernbank Puerto Rico” is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

The press release filed as Exhibit 99.1 hereto is being furnished, and shall not be deemed to be “filed”, with the SEC. Such exhibit shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 9.01. Financial Exhibits, Pro Forma Financial Information and Exhibits.

*2.1
Agreement for the Sale and Purchase of the entire Issued Share Capital of Celltech Manufacturing Services Limited, dated August 25, 2005, by and among UCB Pharma Limited, Inyx Europe Limited and Inyx, Inc.

10.1	Loan and Security Agreement, dated August 30, 2005, by and among Westernbank Puerto Rico (Business Credit Division), Inyx Europe Limited and Celltech Manufacturing Services Limited

10.2	Term Promissory Note (Term Loan A), dated August 30, 2005

10.3	Term Promissory Note (Term Loan B), dated August 30, 2005

10.4	Term Promissory Note (Term Loan C), dated August 30, 2005

10.5	Term Promissory Note (Term Loan D), dated August 30, 2005

10.6	Guarantor General Security Agreement, dated August 30, 2005 and effective August 31, 2005, by and among Inyx, Inc., Inyx USA, Ltd., Inyx Pharma Limited and Westernbank Puerto Rico

10.7	Mortgage of Shares Agreement, dated August 30, 2005, by and between Inyx, Inc. and Westernbank Puerto Rico

*10.8	Long Term Services Agreement, dated August 25, 2005 and effective August 31, 2005, by and among Inyx, Inc., UCB Pharma Limited and Celltech Manufacturing Services Limited, Inc.

*10.9	Contract Manufacture Agreement, dated August 25, 2005 and effective August 31, 2005, by and among Inyx, Inc., UCB Pharma Limited and Celltech Manufacturing Services Limited, Inc.

99.1	Press Release dated August 31, 2005

*	- Confidentiality has been requested with respect to certain provisions of this Agreement.

Safe Harbor

Statements about the Company’s future expectations and all other statements in this Current Report on Form 8-K, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by, and information currently available to, the Company or its management. When used in this document, the words “anticipate,”“estimate,”“expect," “intend,”“plans,”“projects,” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

Dated: September 7, 2005	By:	/s/ Jack Kachkar
Jack Kachkar
Chairman and CEO

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2005

INYX, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-83152	75-2870720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Third Avenue, 40th Floor, New York, NY 10022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On September 13, 2005, Registrant issued a press release announcing its reported updated financial guidance for 2005 and 2006. Such press release is contained in Exhibit 99.1 hereto, which is being furnished, and shall not be deemed to be “filed”, with the SEC. Such exhibit shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 9.01.  Financial Exhibits, Pro Forma Financial Information and Exhibits.

99.1 Press Release regarding reported updated financial guidance for 2005 and 2006.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

Dated: September 13, 2005	By:	/s/ Jack Kachkar
Jack Kachkar
Chairman and CEO

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2005

INYX, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-83152	75-2870720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Third Avenue, 40th Floor, New York, NY 10022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 8, 2005, Registrant entered into six Agreements with King Pharmaceuticals, Inc. (NYSE: KG) comprising a strategic collaboration relating to the manufacturing, marketing and promotion of King’s products Intal® (cromolyn sodium) and Tilade® (nedocromil sodium), collectively the “King Products”, that are inhaled non-steroidal anti-inflammatory agents for the treatment of asthma. The collaboration will also include the Registrant’s assistance in the development of a new formulation of Intal® utilizing chlorofluorocarbon (CFC)-free hydrofluoroalkane (HFA) as a propellant. The collaborative arrangement is for a period of ten years and is established in a territory consisting of the United States, Puerto Rico and Canada.

The Agreements and their principal provisions consist of:

(i) A Collaboration Agreement - provides for (a) the overall framework for the 10-year collaboration between the parties, including a management and committee structure, (an “Alliance Management Committee” or “AMC” consisting of three members from each party) which will plan, administer, and monitor the activities of the parties under the Collaboration Program, (b) methods of resolving disputes, (c) procedures for formulation of annual marketing and budget plans, cost and profit sharing, (d) the licensing of King’s intellectual property rights in relation to the King Products, and (e) responsibilities for regulatory matters and recordkeeping.

(ii) A Manufacturing and Supply Agreement - consists of 10-year exclusive agreement for the Registrant to manufacture at its Puerto Rico facility and sell to King finished product forms of Intal CFC Inhalers, Intal HFA Formulation Products, Tilade CFC Inhalers and potential additional new respiratory products that may be agreed between the parties.

(iii) A Technical Transfer Agreement - provides for the transfer of technical know-how and standard operating and manufacturing, packaging and testing procedures to enable the Registrant to begin full-scale production of the CFC products at its Puerto Rico manufacturing facility, and for progress payments to the Registrant from King upon achieving certain milestones.

(iv) A Marketing and Promotion Agreement - outlines the terms under which the parties will jointly market and promote the King Products in the territory, including the creation by the Registrant of a sales force targeting the specialist physician field, budgeting and cost sharing.

(v) A Development Agreement - provides for Registrant to develop a CFC-free version of Intal for sale in the territory, preferential rights for King on other new product formulations developed by the Registrant, and progress payments to Registrant upon achieving certain milestones.

(vi) A Pharmaceutical Quality Agreement- establishes policies and procedures to insure the application of current good manufacturing practice (cGMP) in the production of the King Products.

Each of these Agreements determined to be material will be filed with Registrant’s next Form 10-Q Quarterly Report.

Item 7.01 Regulation FD Disclosure

Also, on September 8, 2005, Registrant issued a press release announcing the strategic alliance. Such press release is contained in Exhibit 99.1 hereto, which is being furnished, and shall not be deemed to be “filed”, with the SEC. Such exhibit shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 9.01.  Financial Exhibits, Pro Forma Financial Information and Exhibits.

99.1 Press Release regarding the 10-year co-marketing and promotion collaboration for King’s Intal® and Tilade® respiratory products and a 10-year manufacturing and supply contract relating to the same products.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

Dated: September 14, 2005	By:	/s/ Jack Kachkar
Jack Kachkar
Chairman and CEO